EXHIBIT 99.1

Intermix Hires Ticketmaster Executive as CFO

Lisa Terrill’s Strong Record of Financial Leadership in Fast Growing

Companies Completes Intermix’s Core Management Team

LOS ANGELES, March 22 /PRNewswire-FirstCall/ — Intermix Media, Inc. (Amex: MIX—News) announced today that it has hired Lisa Terrill, Vice President, Finance and Corporate Controller of Ticketmaster, an IAC subsidiary, as its new Chief Financial Officer (CFO) and Executive Vice President.

As VP of Finance and Corporate Controller of Ticketmaster, a company with $750 million in annual revenue, Terrill’s responsibilities included managing Ticketmaster’s day to day global financial activities and its SEC reporting and compliance requirements. Terrill also provided financial leadership during Ticketmaster’s many growth initiatives, including mergers and acquisitions, international expansion, as well as a public spin-off.

“Lisa’s eight years of leadership and hands-on experience in managing complex financial operations of a worldwide Internet and electronic retailer made her an ideal choice for us as chief financial officer for Intermix as we move forward,” said Richard Rosenblatt, CEO of Intermix Media. “Lisa fills a key role as we strive to grow our business and increase shareholder value.”

“I am proud to be joining such a dynamic leadership team,” Terrill added. “Intermix is one of the more exciting online media and ecommerce enterprises positioned for dramatic value creation.”

Prior to joining Ticketmaster, Terrill was North American Controller for International Rectifier, an NYSE company and the world’s top maker of power semiconductors. Previously, Terrill was employed as Director of Reporting and Accounting for LA Gear, Inc. and also worked at PWC/Arthur Andersen as a Senior Auditor.

About Intermix Media

A leading online media and ecommerce enterprise, Intermix Media and its subsidiaries utilizes proprietary technologies and analytical marketing to develop unique content, an active community an innovative ecommerce offerings. The Intermix Network blends user-generated and proprietary online content to motivate its users to spend more time on its Network and to invite their friends to join them. By integrating social networking applications, self publishing and viral marketing, the Intermix Network has grown to over 23 million unique visitors per month, including such flagship properties as MySpace.com and Grab.com. Intermix also leverages its optimization technologies, marketing methodologies and the Internet through its Alena unit, where it launches branded consumer product offerings. Alena expands Intermix’s consumer reach by marketing select high margin and innovative products directly to the consumer across the Internet. In doing so, Alena cost effectively builds consumer brands, such as Hydroderm, and drives new users back to the Intermix Network.